SECURITIES AND EXCHANGE
                                  COMMISSION

                           Washington, D. C.  20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                           (Amendment No.  ___ ___)


                            Chesapeake Corporation
                      __________________________________
                               (Name of Issuer)


                                 Common Stock
                      __________________________________
                        (Title of Class of Securities)


                                   16515904
                      __________________________________
                                (CUSIP Number)
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                            RULES AND REGULATIONS

CUSIP NO.  165159104


1)	Names of Reporting Persons
	S.S. or I.R.S. Identifi-
	cation Nos. of Above Persons		Crestar Bank  54-1109779

2)	Check the Appropriate Box		(a) __________________________
	if Member of a Group			(b) __________________________
	(See Instructions)

3)	SEC Use Only				______________________________

4)	Citizenship or Place of
	Organization				Virginia

Number of       ) (5) Sole Voting Power	        1,443,367
Shares Bene-    ) (6) Shared Voting
  ficially      )       Power                   87,916
Owned by        ) (7) Sole Dispositive
Each Report-	)       Power                   1,487,356
  ing Person	) (8) Shared Dispositive
With            )       Power                   1,382,488

9)	Aggregate Amount Beneficially
	Owned by Each Reporting Person          2,869,844

10)	Check if the Aggregate Amount
	in Row (9) Excludes Certain
	Shares (See Instructions)               ______________________________

11)	Percent of Class Represented
	by Amount in Row 9			14.5033%

12)	Type of Reporting Person (See
	Instructions)				Bank


                                                             2/1/95
                                                             (date)

                                                       Z. Geoff Bujalski
                                                           (signature)

                                                         Vice President
                                                             (Title)